Exhibit 10.15

FIRST AMENDMENT TO LEASE AGREEMENT

ZYTO Corp

THIS FIRST AMENDMENT TO LEASE AGREEMENT (hereinafter the "First Amendment") is made and entered into effective as of February 2, 2011, by and between **EsNET PROPERTIES, L.C.,** a Utah limited liability company (hereinafter "Landlord"), and **ZYTO CORP, A delaware corporation** (hereinafter "Tenant").

RECITALS:

A. On or about October 22, 2009, Landlord and Tenant executed that certain Lease Agreement in which Landlord appears as "Landlord" and Tenant appears as "Tenant" (hereinafter the "Original Lease"). Pursuant to the Original Lease, Landlord leased to Tenant 7,395 square feet of Net Rentable Area (hereinafter the "Original Premises") in that certain building located at 387 South 520 West, Lindon, Utah and more particularly described in the Lease (hereinafter the "Building").

B. Tenant desires to make modifications to certain terms of the Original Lease which include the expansion of the Premises, and modifications to the Rent. Landlord is agreeable to such modifications based upon the following terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties to this Agreement agree as follows:

1. **Term and Monthly Rent**. Commencing March 1, 2011 the Monthly Rent shall be modified as follows. The Lease shall expire February 28, 2014:

Period	Monthly Rent
Mar 2011 – Feb 2012	$15,192.77
Mar 2012 – Feb 2013	$15,648.55
Mar 2013 – Feb 2014	$16,118.01

4. Premises: Tenant is occupying an additional 4,105 square feet of Net Rentable Area which is immediately adjacent to the Premises ("Expansion Premises"). Therefore, the Premises shall be 11,178 square feet of Net Rentable Area in the Building, of which 10,162 are usable square feet.

5. Right of First Refusal. Provided that no Event of Default has occurred nor any event with the passage of time or the giving of notice would result in an Event of Default, Tenant shall have the ongoing Right of First Refusal to lease additional space which becomes available within the Building. Tenant may exercise this Right of First Refusal only if there are at least 24 months remaining on the Term of the Lease unless Landlord and Tenant agree to an extension of the lease Term. Tenant shall have 10 days to exercise this Right of First Refusal and amend the Lease, following notice from Landlord regarding Landlord's intention to lease such space .

6. **Notices to Landlord**. Notwithstanding any provisions of the Lease to the contrary, from and after the date hereof, Landlord's address for notices to be sent or required to be sent to Landlord under the Lease, shall be as follows:

EsNet Properties, L.C.
5255 North Edgewood Drive, Suite 200
Provo, Utah 84604
Attention: Kevin Flanagan

7. **Multiple Originals; Counterparts**. Numerous copies of this First Amendment may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This First Amendment may be executed in any number of counterparts, all of which, when taken together shall constitute the entire agreement of the parties.

8. **Ratification of Lease and the First Amendment**. Except as expressly amended by this First Amendment, the Lease and the First Amendment shall remain in full force and effect, and Landlord and Tenant do hereby ratify and reconfirm the Lease and the First Amendment, and their respective obligations thereunder.

(Signatures on Following Page)

DATED the day and year first above written.

LANDLORD:

ESNET PROPERTIES, L.C., a Utah limited liability company

BY: [signature]
ITS: CFO

TENANT:

ZYTO CORP, a delaware corporation

BY: [signature]
ITS: CFO